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                                                                              Exhibit 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                                           Year Ended December 31,
                                              ----------------------------------------------------
                                                1998       1997 (1)    1996 (1)     1995       1994
                                                ----       ----        ----         ----       ----
   Earnings:
A.  Net Income                                $ 52,544   $ 55,086    $ 56,082    $ 52,722    $ 50,929
B.  Federal Income Tax                          28,627     26,237      31,068      28,687      26,806
                                              --------   --------    --------    --------    --------

C.   Earnings before Income Taxes             $ 81,171   $ 81,323    $ 87,150    $ 81,409    $ 77,735
                                              ========   ========    ========    ========    ========

D.  Total Fixed Charges
     Interest on Mortgage Bonds                 14,225     14,237      15,112      16,862      19,624
     Interest on Other Long-Term Debt            8,890      8,860       8,505       9,063       7,917
     Other Interest                              3,639      2,647       2,626       1,917       1,784
     Interest Portion of Rents                   1,004      1,020       1,094       1,522       1,561
     Amortization of Premium & Expense
      on Debt                                      924        906         940       1,069       1,793
                                              --------   --------    --------    --------    --------
                                                28,682     27,670      28,277      30,433      32,679
                                              --------   --------    --------    --------    --------

E. Total Earnings                             $109,853   $108,993    $115,427    $111,842    $110,414
                                              ========   ========    ========    ========    ========

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $  3,230   $  3,230    $  3,230    $  4,903    $  5,127
G.  Less Allowable Dividend Deduction              127        127         127         528         528
                                              --------   --------    --------    --------    --------
H.  Net Subject to Gross-up                      3,103      3,103       3,103       4,375       4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                   1.545      1.476       1.554       1.544       1.526
                                              --------   --------    --------    --------    --------
J.  Pref. Dividend (Pre-tax) (HxI)               4,794      4,580       4,822       6,755       7,018
K.  Plus Allowable Dividend Deduction              127        127         127         528         528
                                              --------   --------    --------    --------    --------

L. Preferred Dividend Factor                     4,921      4,707       4,949       7,283       7,546

M. Fixed Charges (D)                            28,682     27,670      28,277      30,433      32,679
                                              --------   --------    --------    --------    --------
N.  Total Fixed Charges
     and Preferred Dividends                  $ 33,603   $ 32,377    $ 33,226    $ 37,716    $ 40,225
                                              ========   ========    ========    ========    ========

O. Ratio of Earnings to Fixed
    Charges (E/D)                                 3.83       3.94        4.08        3.68        3.38
                                              ========   ========    ========    ========    ========
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                 3.27       3.37        3.47        2.97        2.74
                                              ========   ========    ========    ========    ========


(1) Restated to properly reflect the exclusion of AFUDC from fixed charges.



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